UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2004

NORDSON CORPORATION

(Exact name of registrant as specified in its charter)

OHIO

(State or other jurisdiction of incorporation or organization)

0-7977	34-0590250

(Commission file number)	(I.R.S. Employer Identification No.)

28601 Clemens Road, Westlake, Ohio

(Address of principal executive offices)

44145

(Zip Code)

(440) 892-1580

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement

On October 19, 2004 Nordson Corporation (the “Company”), entered into a $200 million unsecured multicurrency credit facility (the “Credit Facility”) pursuant to the terms and conditions of that certain Credit Agreement (the “Credit Agreement”), dated as of October 19, 2004, by the Company and the “Lenders” (as defined in the Credit Agreement) with KeyBank National Association (“KeyBank”), as lead arranger, sole book-running manager and administrative agent for the Lenders. The Credit Facility has a five-year term and includes a $15 million subfacility for swing-line loans. The Credit Facility may be increased from $200 million up to $400 million under certain conditions. The swing-line loans bear interest at KeyBank’s cost of funds plus the LIBOR Margin then in effect with respect to the Credit Facility and the Credit Facility bears interest at the LIBOR rate plus an applicable margin ranging from .30% to .775% based on the Company’s consolidated leverage ratio. The Credit Agreement also contains customary events of default and covenants related to limitations on indebtedness and the maintenance of certain financial ratios. This Credit Agreement replaces the Company’s existing $250 million revolving credit facility maturing in May 2006.

The Company has no outstanding balances under either the old or the new facility and was in compliance with the financial covenants and other restrictions for both facilities as of August 1, 2004.

The foregoing is a summary of the terms and conditions of the Credit Agreement, and does not purport to be a complete discussion of this document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement annexed to this Form 8-K as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01, “Entry into a Definitive Material Agreement,” is hereby incorporated by reference into this Item 2.03.

Item 9.01.Financial Statements and Exhibits

c.) Exhibits

10.1	Credit Agreement dated October 19, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 25, 2004		Nordson Corporation

	By:	/s/ Peter S. Hellman

President, Chief Financial and
Administrative Officer

	And:	/s/ Nicholas D. Pellecchia
Vice President, Finance and
Controller

Form 8-K

Exhibit Index

Exhibit
Number
10.1	Credit Agreement dated October 19, 2004